EXHIBIT 99


UNION CARBIDE CORPORATION
PRESS RELEASE


CONTACT: Tomm F. Sprick
         (203) 794-6992



                 UNION CARBIDE ANTICIPATES 4TH QUARTER LOSS


     DANBURY, Conn., Jan. 18 -- Union Carbide Corporation (UCC) today reported, based on preliminary results, that losses for the fourth quarter of 2000 will be about $0.70 per share, including non-recurring charges of $0.17 per share related to the company's UOP partnership. For the full year, the company anticipates earnings of about $1.20 per share.

     UCC Chairman and CEO William H. Joyce said that margins and earnings were adversely affected by high raw material and energy costs, which rose to unprecedented levels by the end of the quarter, while average selling prices were lower than in the prior quarter. The negative impact on earnings was primarily in the North American-based Basic Chemicals and Polymers businesses. Dr. Joyce also noted that sales revenues declined somewhat from the prior quarter, while sales volumes were virtually unchanged.

     Union Carbide is scheduled to release a detailed earnings report on January 29th.


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